Exhibit 99.1

Wheels Up Lead Strategic Investor Delta Air Lines Agrees to Extend Lock-Up

Latest in series of strategic financial actions reflects continued confidence in Company’s transformation strategy

ATLANTA, May 26, 2026 / PRNewswire / -- Wheels Up Experience Inc. (NYSE: UP) today announced that lead strategic investor Delta Air Lines has agreed to further extend the lock-up restriction for all its shares of common stock issued under the Investment and Investor Rights Agreement for one additional year, through May 22, 2027. As a result, more than 35% of the total outstanding shares of the company as of May 22, 2026 will remain subject to a lock-up restriction.

“Our partnership with Delta is broad and deeply integrated across our entire business,” said George Mattson, CEO of Wheels Up. “This lock-up extension, along with Delta’s leadership on our recently announced commitment for a $100 million term loan, reflects their strong confidence in our strategy and the accelerating momentum in our one-of-a-kind strategic partnership.”

About Wheels Up

Wheels Up is a leading global provider of on-demand private aviation with a large, diverse fleet and a network of vetted charter operators, all committed to safety and service. Customers access charter and membership programs and premium commercial travel benefits through a strategic partnership with Delta Air Lines. Wheels Up also provides cargo services to a range of clients, including individuals and government organizations, via Air Partner Cargo. With the Wheels Up app and website, members can easily search, book, and fly. For more information, visit www.wheelsup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions, and other important factors, many of which are outside of the control of the Wheels Up Experience Inc. (the “Company”, “our” or “we”). These forward-looking statements include, but are not limited to, statements regarding: (i) the impact of activities and transactions involving certain investors on the Company’s business and financial prospects and future success; and (ii) the terms of, the Company’s ability to sign and close, and the impact on the Company of, the committed $100 million term loan described in this press release, which was first announced by the Company on May 11, 2026, and the receipt of net proceeds therefrom, including any potential impacts on the trading prices and trading market for the Company’s shares of Class A common stock, $0.0001 per share. The words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. We have identified certain known material risk factors applicable to the Company under Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2026, under Part II, Item 1A “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 11, 2026 and the Company’s other filings with the SEC from time to time. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company does not intend to update any of these forward-looking statements after the date of this press release.

Contacts

Investors:
ir@wheelsup.com

Media:
press@wheelsup.com

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